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Exhibit 99.1—Press Release

[PHOTOGEN TECHNOLOGIES LOGO]

        Brooks Boveroux, CFO
Photogen Technologies, Inc.
(215) 862-6860

        Susan Storan
Noonan Russo Presence
(212) 845-4242

        Gwen Rosenberg
Alliance Pharmaceutical Corp.
(858) 410-5275

Photogen Technologies Announces Intent to Acquire Medical Imaging Assets from
Alliance Pharmaceutical Corp.

New Hope, Penn., and San Diego, CA; November 25, 2002—Photogen Technologies, Inc. (Nasdaq: PHGND) and Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB) jointly announced today that they have executed a term sheet for Photogen to acquire all of the assets of Alliance related to medical imaging, including all manufacturing and marketing rights to Imagent® (formerly Imavist™), Alliance's ultrasound contrast agent that was approved by the FDA for marketing in the United States in June 2002. The transaction is subject to completion of due diligence, negotiation of definitive agreements and other contingencies, including Photogen obtaining financing for the acquisition. Under certain circumstances, if the acquisition does not occur Alliance may be required to pay a break-up fee to Photogen. The financing structure contemplated by the term sheet includes Photogen providing to Alliance a cash payment at closing, future payments based on product sales, and bridge financing for Imagent activities prior to the acquisition.

"We are very excited about this acquisition," said Taffy Williams, Ph.D., President and CEO of Photogen. "Imagent fits well with our strategy to build a franchise in cardiovascular imaging. It immediately strengthens our product pipeline with a product that is already being introduced to the market in addition to PH-50 and N1177, our cardiovascular imaging and lymphography products that are in earlier stages of development."

"We believe that this transaction presents the best opportunity for the successful commercialization of Imagent," said Duane J. Roth, Chairman and CEO of Alliance. "Photogen's focus on imaging and their emphasis on cardiovascular imaging products, together with the Alliance assets being acquired, provide the basis for broad adoption of Imagent."

About Photogen

Photogen Technologies, Inc. is developing a platform of innovative imaging products. Current development programs make use of a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body's arteries and organs. N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer. The current market for these contrast agents exceeds $1 billion.

About Alliance

Alliance Pharmaceutical Corp. has been developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including cardiology and surgical applications. Imagent is currently being marketed by Alliance in partnership with Cardinal Health, Inc. Oxygent™ (perflubron emulsion), an intravenous oxygen carrier, is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. Additional information about Alliance is available on Alliance's web site at www.allp.com.

Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

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  Exhibit 99.1—Press Release